Exhibit 99.1

FOR IMMEDIATE RELEASE
January 31, 2013
Contact:
John B. Woodlief
Executive Vice President
and Chief Financial Officer
704-844-7516

Harris Teeter Supermarkets, Inc. Reports Results for the First Quarter of Fiscal 2013

MATTHEWS, N.C.—January 31, 2013—Harris Teeter Supermarkets, Inc. (NYSE:HTSI) (the “Company”) today reported that sales for the first quarter of fiscal 2013 ended January 1, 2013 increased by 3.7% to $1.16 billion from $1.12 billion in the first quarter of fiscal 2012. The increase in sales was driven by an increase in comparable store sales of 2.53% and sales from new stores, partially offset by store closings. During the first quarter of fiscal 2013, the Company opened three new stores, two of which were the stores acquired from Lowe’s Food Stores, Inc. (“Lowes Foods”) that were re-opened under a new format and banner - “201central.” Since the end of the first quarter of fiscal 2012, the Company has opened twelve new stores, opened one store that replaced a store closed in the first quarter of fiscal 2012, closed two stores and sold six stores to Lowes Foods, for a net addition of five stores. The closed stores included one that will be replaced with a new store scheduled to open in the third quarter of fiscal 2013 and one that was temporarily closed due to damage caused by flooding. The Company is in the process of repairing damages to the temporarily closed store and expects to re-open it once repairs are completed. The Company operated 211 stores as of January 1, 2013.

Gross profit in the first quarter of fiscal 2013 increased by 2.4% to $334.7 million (28.83% of sales) from $326.8 million (29.19% of sales) in the first quarter of fiscal 2012. The LIFO charge for the first quarter of fiscal 2013 was $0.7 million (0.06% of sales) as compared to $3.6 million (0.32% of sales) for the first quarter of fiscal 2012. The fiscal 2013 annual inflation rate as estimated by the Company has moderated since the first quarter of fiscal 2012.

Selling, general and administrative (“SG&A”) expenses in the first quarter of fiscal 2013 increased by 4.9% to $294.3 million (25.34% of sales) from $280.6 million (25.06% of sales) in the first quarter of fiscal 2012. The increase primarily resulted from incremental store growth and its impact on associated operational costs, along with the Company’s continued investment to remodel existing stores that enhance the product offering and customer experience. The Company’s emphasis on cost controls and improved labor management has been effective in offsetting a portion of the increases in pension expense and other fringe benefit costs and credit card expense.

Operating profit for the first quarter of fiscal 2013 was $40.5 million (3.48% of sales), compared to $46.3 million (4.13% of sales) for the first quarter of fiscal 2012. Operating profit decreased by $3.1 million, or 27 basis points between the first quarter of fiscal 2012 and the first quarter of fiscal 2013 related to the operations and start-up costs of the ten stores acquired from Lowes Foods and the six stores sold to Lowes Foods. Net earnings for the first quarter of fiscal 2013 were $22.8 million, or $0.46 per diluted share, compared to net earnings of $13.7 million, or $0.28 per diluted share, for the first quarter of fiscal 2012. Net earnings for the first quarter of fiscal 2012 were comprised of earnings from continuing operations of $25.8 million, or $0.53 per diluted share, and losses from discontinued operations of $12.1 million, or $0.25 per diluted share.

As previously disclosed, pre-tax losses from discontinued operations for the first quarter of fiscal 2012 amounted to $18.0 million and were primarily driven by non-cash charges for the settlement of pension liabilities and other employee benefits in connection with the sale of the Company’s wholly-owned industrial thread manufacturing company American & Efird (“A&E”). The final purchase price allocation for the sale and its impact on income taxes will not be complete until the Company files its tax return in the third quarter of fiscal 2013. Additional adjustments to taxes or other costs related to the A&E sale could occur in the future.

Thomas W. Dickson, Chairman of the Board and Chief Executive Officer stated, “We continue to focus on driving unit sales and growing our market share. During the first quarter of fiscal 2013, our pricing and promotional strategies were effective in this regard, as evidenced by an increase in the number of active households and number of customer visits we experienced over the prior year. However, aggressive pricing by competitors, low inflation during the period and the generally sluggish retail environment experienced during the holiday season combined to put downward pressure on our gross profit. We believe it is important to continue to drive sales and grow our market share and remain committed to our customers to deliver outstanding values and excellent customer service.”

The Company’s operating performance and strong financial position provides the flexibility to continue with our store development program for new and replacement stores along with the remodeling and expansion of existing stores. Capital expenditures for fiscal 2013 are planned to total approximately $219 million. During the remainder of fiscal 2013, the Company plans to open nine new stores (which includes two replacements) and complete major remodels on eight stores (three of which will be expanded in size). The remaining store openings for fiscal 2013 are expected to include two in the third quarter (one of which is a replacement for a store closed in fiscal 2012) and seven in the fourth quarter. In addition, the Company anticipates re-opening the store in the Washington D.C. market that was closed to repair damage caused by flooding. The fiscal 2013 store development program and re-opening of the temporarily closed store is expected to result in a 5.9% increase in retail square footage, as compared to a 4.1% increase in fiscal 2012. The Company routinely evaluates its existing store operations in regards to its overall business strategy and from time to time will close or divest underperforming stores.

The Company’s capital expenditure plans entail the continued expansion of its existing markets, including the Washington, D.C. metro market area which incorporates northern Virginia, the District of Columbia, southern Maryland and coastal Delaware. Real estate development by its nature is both unpredictable and subject to external factors including weather, construction schedules and costs. Any change in the amount and timing of new store development can impact the expected capital expenditures, sales and operating results.

The Company’s management remains cautious in its expectations for fiscal 2013 due to the current economic environment and its impact on the Company’s customers. The Company will continue to refine its merchandising strategies to respond to the changing shopping demands. The retail grocery market remains intensely competitive, and any operating improvement will be dependent on the Company’s ability to increase its market share and to effectively execute the Company’s strategic expansion plans.

This news release may contain forward-looking statements that involve uncertainties. A discussion of various important factors that could cause results to differ materially from those expressed in such forward-looking statements is shown in reports filed by the Company with the Securities and Exchange Commission and include: generally adverse economic and industry conditions; changes in the competitive environment; economic or political changes; changes in federal, state or local regulations affecting the Company; the passage of future tax legislation, or any negative regulatory or judicial position which prevails; management's ability to predict the adequacy of the Company's liquidity to meet future requirements; volatility of financial and credit markets which would affect access to capital for the Company; changes in the Company's expansion plans and their effect on store openings, closings and other investments; the ability to predict the required contributions to the Company's pension and other retirement plans; the Company’s requirement to impair recorded goodwill or other long-lived assets; the cost and availability of energy and raw materials; the continued solvency of third parties on leases that the Company guarantees; the Company’s ability to recruit, train and retain effective employees; changes in labor and employer benefits costs, such as increased health care and other insurance costs; the Company’s ability to successfully integrate the operations of acquired businesses; the extent and speed of successful execution of strategic initiatives; and, unexpected outcomes of any legal proceedings arising in the normal course of business. Other factors not identified above could cause actual results to differ materially from those included, contemplated or implied by the forward-looking statements made in this news release.

Harris Teeter Supermarkets, Inc. operates a leading regional supermarket chain in eight states primarily in the southeastern and mid-Atlantic United States, and the District of Columbia.

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Selected information regarding Harris Teeter Supermarkets, Inc. and its subsidiaries follows. For more information on Harris Teeter Supermarkets, Inc., visit our web site at: www.harristeeter.com.

Harris Teeter Supermarkets, Inc.
Consolidated Condensed Statements of Earnings
(in thousands, except per share data)
(unaudited)

	13 Weeks Ended
	January 1, 2013		January 1, 2012
Sales	$1,161,099	100.00%	$1,119,566	100.00%
Cost of Sales	826,373	71.17%	792,746	70.81%
Gross Profit	334,726	28.83%	326,820	29.19%

Selling, General and Administrative Expenses	294,270	25.34%	280,558	25.06%
Operating Profit	40,456	3.48%	46,262	4.13%

Other Expense (Income):
Interest expense	4,312	0.37%	4,738	0.42%
Interest income	(59)	-0.01%	(48)	0.00%
Total	4,253	0.37%	4,690	0.42%

Earnings From Continuing Operations Before Taxes	36,203	3.12%	41,572	3.71%
Income Tax Expense	13,395	1.15%	15,756	1.41%
Earnings from Continuing Operations, Net	22,808	1.96%	25,816	2.31%

Loss from Operations of Discontinued Operations	—		(15,755)
Loss on Disposition of Discontinued Operations	—		(2,245)
Income Tax Benefit	—		(5,843)
Loss from Discontinued Operations, Net	—		(12,157)

Net Earnings	$22,808		$13,659

Earnings (Loss) Per Share - Basic:
Continuing Operations	$0.47		$0.53
Discontinued Operations	$—		$(0.25)
Net Earnings	$0.47		$0.28

Earnings (Loss) Per Share - Diluted:
Continuing Operations	$0.46		$0.53
Discontinued Operations	$—		$(0.25)
Net Earnings	$0.46		$0.28

Weighted Average Number of Shares of
Common Stock Outstanding:
Basic	48,862		48,648
Diluted	49,156		48,999

Quarterly Dividends Declared Per Common Share	$0.15		$0.13
Special Dividends Declared Per Common Share	$0.50		$—

Effective Tax Rate on Continuing Operations	37.0%		37.9%

Harris Teeter Supermarkets, Inc.
Consolidated Condensed Balance Sheets
(in thousands)
(unaudited)

	January 1,	October 2,	January 1,
	2013	2012	2012
Assets
Current Assets:
Cash and Cash Equivalents	$120,114	$212,211	$265,678
Accounts Receivable, Net	80,577	59,267	54,160
Refundable Income Taxes	27,858	27,583	16,788
Inventories	321,405	305,106	293,557
Deferred Income Taxes	3,267	6,044	1,146
Prepaid Expenses and Other Current Assets	25,910	24,182	25,928
Total Current Assets	579,131	634,393	657,257

Property, Net	1,094,765	1,102,703	1,024,344
Investments	109,008	107,424	112,722
Goodwill	19,301	19,301	—
Intangible Assets	14,719	15,039	13,341
Other Long-Term Assets	75,042	73,628	80,610

Total Assets	$1,891,966	$1,952,488	$1,888,274

Liabilities and Equity
Current Liabilities:
Current Portion of Long-Term Debt and Capital Lease Obligations	$4,301	$4,219	$84,081
Accounts Payable	245,934	281,142	226,398
Accrued Compensation	37,316	69,390	36,243
Other Current Liabilities	99,573	96,887	90,205
Total Current Liabilities	387,124	451,638	436,927

Long-Term Debt and Capital Lease Obligations	207,417	208,271	211,468
Deferred Income Taxes	20,309	10,941	19,113
Pension Liabilities	124,415	119,883	110,299
Other Long-Term Liabilities	123,774	124,136	114,819

Equity:
Common Stock	112,092	111,347	105,629
Retained Earnings	1,030,588	1,039,935	991,788
Accumulated Other Comprehensive Loss	(113,753)	(113,663)	(101,769)
Total Equity	1,028,927	1,037,619	995,648

Total Liabilities and Equity	$1,891,966	$1,952,488	$1,888,274

Harris Teeter Supermarkets, Inc.
Consolidated Condensed Statements of Cash Flows
(in thousands)
(unaudited)
	13 Weeks	13 Weeks
	January 1,	January 1,
	2013	2012
Cash Flow From Operating Activities:
Net Earnings	$22,808	$13,659
Losses from Discontinued Operations	—	12,157
Non-Cash Items Included in Net Income
Depreciation and Amortization	36,496	33,269
Deferred Income Taxes	12,204	5,928
Net (Gain) Loss on Sale of Property and Investments	(59)	71
Share-Based Compensation	2,022	2,032
Other, Net	48	(879)
Changes in Operating Accounts Providing (Utilizing) Cash
Accounts Receivable	(21,310)	(7,072)
Inventories	(16,299)	(6,421)
Prepaid Expenses and Other Current Assets	(2,143)	(784)
Accounts Payable	(35,216)	(29,579)
Other Current Liabilities	(29,389)	(26,218)
Other Long-Term Operating Accounts	4,632	(23,939)
Net Cash Used in Operating Activities	(26,206)	(27,776)

Investing Activities:
Capital Expenditures	(28,692)	(29,204)
Purchase of Other Investments	(1,933)	(417)
Proceeds from Sale of Property and Investments	114	169,663
Investments in Company-Owned Life Insurance	(1,149)	(572)
Net Cash (Used in) Provided by Investing Activities	(31,660)	139,470

Financing Activities:
Payments on Long-Term Debt and Capital Lease Obligations	(772)	(647)
Dividends Paid	(32,155)	(6,406)
Proceeds from Stock Issued	306	37
Share-Based Compensation Tax Benefits	491	1,615
Shares Effectively Purchased and Retired for Withholding Taxes	(2,155)	(5,129)
Other, Net	54	35
Net Cash Used in Financing Activities	(34,231)	(10,495)

(Decrease) Increase in Cash and Cash Equivalents	(92,097)	101,199
Cash and Cash Equivalents at Beginning of Period	212,211	164,479

Cash and Cash Equivalents at End of Period	$120,114	$265,678

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash Paid During the Year for:
Interest, Net of Amounts Capitalized	$4,482	$4,782
Income Taxes	$998	$6,319
Non-Cash Activity:
Assets Acquired Under Capital Leases	$—	$8,866

Harris Teeter Supermarkets, Inc.
Other Statistics
(dollars in thousands)

	13 Weeks Ended
	January 1, 2013		January 1, 2012
	Dollars	Margin	Dollars	Margin

LIFO Charge (Included in Cost of Goods Sold)	$670	0.06%	$3,626	0.32%

New Store Pre-Opening Costs	$664	0.06%	$1,412	0.13%

Pre-opening costs are included with SG&A expenses and consist of rent, labor and associated fringe benefits, and recruiting and relocation costs incurred prior to a new store opening.

			13 Weeks Ended
			January 1,	January 1,
Comparable Store Statistics:			2013	2012
Increase in Comparable Store Sales			2.53%	5.33%
Increase in Active Household - VIC Customers			1.54%	2.07%
Increase in Number of Items Sold - Company Average			1.07%	0.78%
(Decrease) Increase in Transaction Size - Company Average			(0.54)%	2.15%

Store Brand Penetration Based on Units			24.72%	24.35%
Store Brand Penetration Based on Sales			25.30%	25.25%

Store Count
Beginning number of stores			208	204
Opened during the period			3	3
Closed during the period			—	(1)
Stores in operation at end of period			211	206

Number of Major Store Remodels Completed			—	1
Number of Expansion Remodels Included Above			—	—

Definition of Comparable Store Sales:

Comparable store sales are computed using corresponding calendar weeks to account for the occasional extra week included in a fiscal year. A new store must be in operation for 14 months before it enters into the calculation of comparable store sales. A closed store is removed from the calculation in the month in which its closure is announced. A new store opening within an approximate two-mile radius of an existing store that is to be closed upon the new store opening is included as a replacement store in the comparable store sales measure as if it were the same store. Sales increases resulting from existing comparable stores that are expanded in size are included in the calculations of comparable store sales, if the store remains open during the construction period. If the location is closed during the construction period, the sales during the reporting period are removed from the calculation.  If the location is completely rebuilt, it is reported as a replacement store and included in the same store sales calculation for the weeks actually open.